Exhibit 11 - Computation of earnings per share


Earnings per common share were computed as follows:


                                                       Thirteen Weeks Ended       Twenty-Six Weeks Ended
                                                    -------------------------     -----------------------
In thousands, except share and per                   August 3,      August 2,      August 3,    August 2,
share amounts                                           1996          1997            1996         1997
                                                    ----------     ----------     ----------   ----------
Net income (loss).........................          $   (1,567)    $   (1,378)    $   (5,967)  $   (5,604)
                                                    ==========     ==========     ==========   ==========
Weighted average shares:
  Weighted average shares -  Common (1)...           7,415,878      7,423,090      7,414,555    7,421,754
  Common stock equivalent pursuant  to
     APB 15 (2)...........................              70,578         78,696         66,472       75,456
                                                    ----------     ----------     ----------   ----------
Total weighted average shares.............           7,486,456      7,501,786      7,481,027    7,497,210
                                                    ==========     ==========     ==========   ==========
Net income (loss) per share applicable
    to common shares......................          $    (0.21)    $    (0.18)    $    (0.80)  $    (0.75)
                                                    ==========     ==========     ==========   ==========

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(1) The weighted average shares outstanding are based on the number of shares of
    Common Stock issued and outstanding.

(2) In accordance with APB 15, the common stock equivalents were calculated by applying the treasury stock method, and limiting the number of shares of Common Stock obtainable upon exercise of outstanding options and warrants in the aggregate to 20% of the number of shares outstanding at the end of the period for which the computation is being made.